Exhibit 16.1

January 5, 2022

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by Virgin Orbit Holdings, Inc. under Item 4.01 of its Form 8-K dated December 29, 2021. We agree with the statements concerning our Firm in such Form 8-K; we are not in a position to agree or disagree with other statements contained therein.

Very truly yours,

/s/ Marcum llp

Marcum llp
Houston, Texas